EXHIBIT 4.3

                           CONVERTIBLE PROMISSORY NOTE

     $25,000.00               December 5, 2000              Lake Mary, Florida

         FOR VALUE RECEIVED, Bio-One Corporation a Nevada Corporation with its principal place of business located at Lake Mary, Florida (herein referred to as "Maker"), promises to pay to the order of Margaret Schrock, her heirs, executors, administrators, successors, and assigns (hereinafter referred to as "Holder"), the principal sum of twenty-five Thousand Dollars ($25,000.00) together with interest on the unpaid principal balance at the interest rate of twelve percent (12%) per annum. The accrued interest and principle shall be due and payable in full on the fifth (5th) day of June, 2001.

This Note shall be payable at 31425 Anderson Drive, Tavares, FL 32778-3540 or such other place or places as the Holder may, from time to time, designate in writing. Maker has the privilege of payment of all or any part of the unpaid balance of the principal and accrued interest at any time without penalty or premium.

For a period of four consecutive months from the first day that Bio-One Corporation becomes a public Company with publicly traded stock the Holder has the warrant option to convert any portion of this unpaid note into stock within ten (10) days of notice to the Maker. In the event that the Holder elects this option, then the Maker shall issue shares of stock sufficient to represent one share per twenty-five (25) cents of investment, or shares representing a fifty percent (50%) discount from the daily average of the first three weeks after the stock begins trading publicly, whichever is lower.

         By signature hereon, the undersigned certifies that this loan has been made for the purpose of working capital.

         IN WITNESS WHEREOF, Maker has caused this Note to be executed, sealed, and the same to be delivered to Holder on its behalf, all as of the date and at the place first stated above.

                                  MAKER:

                                  BIO-ONE CORPORATION


                                  By: /s/ Armand Dauplaise
                                  ---------------------------(Seal)
                                   Armand Dauplaise, President